Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON — July 27, 2007 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock, payable on September 28, 2007 to shareholders of record at the close of business on September 18, 2007.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,267 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, After Hours and select K&G stores.
For additional information, please visit the company’s website at www.tmw.com.

CONTACT:	Neill Davis, Men’s Wearhouse (713) 592-7200
Ken Dennard, DRG&E (713) 529-6600
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